FORM 4 (continued)
Reporting Person:  Robert J. Merullo
Issuer and Trading Symbol:  Red Robin Gourmet Burgers, Inc. (RRGB)
Statement for August 27, 2004

The registered holder and direct beneficial owner of the Class A common stock of Red Robin Gourmet Burgers, Inc. (?Issuer?) that is the subject of the variable prepaid forward reported in Table II is Robert J. Merullo (?Seller?).

RRGB is the trading symbol of the Class A common stock.  The Class A common stock is voting stock traded on the NASDAQ.

(1) The transaction is a variable prepaid forward in which Seller is the forward seller of the underlying stock.   For more details, see Item (6)
below.

(2) $35.75 is the Floor Price and $42.90 is the Cap Price.  For more details, see Item (6) below.

(3) The variable prepaid forward is a single contract for the forward sale of a stated number of underlying shares.  For more details, see Item
(6) below.

(4) In respect of the variable prepaid forward the aggregate prepayment price, rounded to the nearest dollar, the maximum number of shares to be delivered at maturity, the minimum number of shares to be delivered at maturity, rounded to the nearest whole share, the maximum price per share and the minimum price per share are as shown in the following table.

Aggregate
Prepayment Price
$1,553,337.50

Maximum Number of
Shares to be Delivered
50,000

Minimum Number of
Shares to be Delivered
41,667

Maximum Price
Per Share
$37.28010

Minimum Price
Per Share
$31.06675

(5) The transaction reported in Table II reflects the entire position of Seller in variable prepaid forwards on common stock of Issuer at the end of August 2004.

(6) With effect on the date shown on Table II, column 3, Seller entered into a variable prepaid forward securities contract and a related pledge agreement with an unaffiliated third party buyer.  The contract relates to 50,000 shares of the Class A common stock of Issuer.

 At the time that the parties entered into the variable prepaid forward the buyer paid the seller an agreed upon sum as the prepayment price of the shares to be delivered at the maturity of the Contract (see Item (4) above).  The price per share is indeterminate until the number of shares sold is determined at maturity, but a maximum and a minimum price per share for each Contract can be computed (see Item (4)
above).

 On the maturity date Seller will deliver a number of shares of Class A common stock determined as follows (the Final Price being the price per Share at which Seller is able to execute transactions eliminating its hedge position in respect of the transaction):  (a) if the Final
Price is less than the Floor Price, the entire number of shares to which the Contract relates (?Number of Shares?); (b) if the Final Price is less than or equal to the Cap Price and greater than or equal to the Floor Price, a number of shares equal to the Floor Price divided by the
Final Price and the result multiplied by the Number of Shares; and (c) if the Final Price is greater than the Cap Price, a number of Shares equal to

 Floor Price  +  (Final Price + Cap Price)  x  Number of Shares
   Final Price

 Each Contract also provides that any cash dividends paid before the maturity date will be retained by or paid over to the buyer as collateral, that the Floor Price and the Cap Price may be reduced by the amounts of any cash dividends, and that the Number of Shares, the
Floor Price and the Cap Price are subject to certain other adjustments.  Seller has delivered the Number of Shares to the buyer pursuant to the pledge agreement to secure its obligations under the Contract but will retain all voting rights in the shares to which the Contract relates before the maturity date thereof.

 The Contract may be cash-settled at the option of the buyer.  The settlement amount is the Final Price multiplied by the number of Shares to be delivered.